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                                                                      Exhibit 10




                             DECHERT PRICE & RHOADS
                         TEN POST OFFICE SQUARE -- SOUTH
                                   SUITE 1230
                              BOSTON, MA 02109-4603




                                 April 30, 1998



Weiss Treasury Fund
4176 Burns Road
Palm Beach Gardens, FL  33410

Dear Sirs:

         As counsel for Weiss Treasury Fund (the "Trust"), we are familiar with the registration of the Trust under the Investment Company Act of 1940, as amended (the "1940 Act") (File No. 811-09084), and Post-Effective Amendment No. 4 to the Trust's registration statement relating to the shares of beneficial interest (the "Shares") of Weiss Treasury Only Money Market and Weiss Treasury Bond Fund (the "Funds") being filed under the Securities Act of 1933, as amended (File No. 33-95688) ("Post-Effective Amendment No. 4"). We have also examined such other records of the Trust, agreements, documents and instruments as we deemed appropriate.

         Based upon the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and sold at the public offering price contemplated by the Prospectus for the Funds and delivered by the Trust against receipt of the net asset value of the Shares, will be issued as fully paid and nonassessable Shares of the Trust.

         We consent to the filing of this opinion on behalf of the Trust with the Securities and Exchange Commission in connection with the filing of Post-Effective Amendment No. 4.

                                            Very truly yours,

                                            DECHERT PRICE & RHOADS